Exhibit 5.03 (i)

SPARTA COMMERCIAL SERVICES, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

The undersigned, Anthony L. Havens and Sandra L. Ahman hereby certify that:

1.           They are the Chairman and Chief Executive Officer and Secretary, respectively, of Sparta Commercial Services, Inc., a Nevada corporation (the “Corporation”).

2.           The Corporation is authorized to issue 10,000,000 shares of preferred stock. 35,850 have been designated as Series A of which 125 shares are issued and outstanding and 1,000 shares of Series B. Preferred Stock, of which 90 shares are issued and outstanding.

3.           The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share (the Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock, which shall consist of up to 200,000 shares of the Convertible Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

1.           Designation, Amount and Par Value.  The series of Preferred Stock shall be designated as the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 200,000 (which shall not be subject to increase without the consent of all of the holders of the Series C referred Stock (each a “Holder” and collectively, the “Holders”).  Each share of Series C Preferred Stock shall have a par value of $0.001 per share.

2.           Ranking.  The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

a.           senior to the Corporation’s common stock, par value $0.001 per share (“Common Stock”) and any other class or series of Preferred Stock of the Corporation which by their terms are junior to the Series C Preferred Stock (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Junior Shares”);

b.           junior to all existing and future indebtedness of the Corporation;

c.           junior to the Corporation’s Series A and Series B Preferred Stock.

3.           Dividends and Other Distributions.  The Series C. Preferred Stock will not be entitled to receive any dividends or other distributions except as specifically set forth herein.

4.           Protective Provision.  So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Series C Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to or otherwise pari passu with the Series C Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series C Preferred Stock, (e) liquidate, dissolve or wind-up the business and affairs of the  Corporation or (f) enter into any agreement with respect to the foregoing.

5.           Liquidation.

a.           Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, before any distribution or payment shall be made to the holders of any Junior Shares by reason of their ownership thereof, the Holders of Series C Preferred Stock shall first be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series C Preferred Stock equal to $10.00 (the “Series C Liquidation Value”).  If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series C Preferred Stock are not paid in full, the holders of shares of Series C Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference each such holder is entitled

b.           After payment has been made to the Holders of the Series C Preferred Stock of the full amount of the Series C Liquidation Value, any remaining assets of the Corporation shall be distributed among the holders of the Corporation’s Junior Shares in accordance with the Corporation’s Certificates of Designation and Certificate of Incorporation.

c.           If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders, then such assets shall be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

6.           Redemption.

 a.           Corporation’s Redemption Option.  At any time after the issuance of shares of Series C Preferred Stock, and so long as the Corporation is not otherwise restricted from so doing, the Corporation shall have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series C Preferred Stock, at a price per share of the Series C Preferred Stock equal to the Series C Liquidation Value (the “Corporation Redemption Price”).

 b.           Mechanics of Redemption.  If the Corporation elects to redeem any of the Holders’ Series C Preferred Stock then outstanding, it shall deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation shall indicate (A) the number of shares of Series C Preferred Stock that the Corporation is electing to redeem and (B) the Corporation Redemption Price.

 c.           Payment of Redemption Price.  Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder shall promptly submit to the Corporation such Holder’s Series C Preferred Stock certificates.  Upon receipt of such Holder’s Series C Preferred Stock certificates, the Corporation shall pay the Corporation Redemption Price in cash to such Holder.

7.           Conversion.

a.           Option to Convert.  The Holders of the Series C Preferred Stock shall have the right, from time to time, to convert the shares of Series C Preferred Stock held by them into shares of the Corporation’s Common Stock.  The number of such shares of Common Stock to be received for each share of Series C Preferred Stock so converted shall be determined by (A) dividing the number of shares of Series C Preferred Stock to be converted by the weighted average closing price per share of the Corporation’s Common Stock for the ten (10) trading days immediately preceding the date on which the Corporation agrees to issue shares of Series C Preferred Stock to such Holder multiplied by (B) the Series C Liquidation Value.

b.           Mechanics of Conversion.  If a Holder of Series C Preferred Stock elects to convert some of all of such Holder’s Series C Preferred stock into shares of the Corporation’s Common Stock, such Holder shall deliver written notice thereof via facsimile and overnight courier (“Notice of Conversion”) to the Corporation setting forth the number of shares of shares of Series C Preferred Stock that such Holder is electing to convert.  In no event shall a Holder elect to convert less than twenty percent (20%) of the original number of shares of Series C Preferred Stock held by such Holder.

c.           Issuance of Shares of Common Stock .  Upon receipt by the Corporation of any Holder’s Notice of Conversion, the Corporation shall calculate the number of shares of Common Stock to be issued to such Holder and shall promptly cause a certificate or certificates evidencing such shares of Common Stock to be issued to such Holder.

8.           Transferability. The Series C Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (“Transfer”) in accordance with state and federal securities laws.  The Corporation shall keep at its principal office, or at the offices of the Transfer Agent, a register of the Series C Preferred Stock.  Upon the surrender of any certificate representing Series C Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

9.           Miscellaneous.

a.           Notices.  Any and all notices to the Corporation shall be addressed to the Corporation’s President or Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada.  Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section prior to 5:30 p.m. Eastern time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b.           Lost or Mutilated Preferred Stock Certificate.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

c.           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 13th day of November, 2009.

/s/ A.L. Havens
Anthony L. Havens
Chairman and Chief Executive Officer

/s/ Sandra L. Ahman
Sandra L. Ahman, Secretary